Exhibit 99.1


               Pharmion Corporation Announces Financial Results
                    For Fourth Quarter and Full Year 2003

    BOULDER, Colo., Feb. 11 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its quarter and year ended December 31, 2003. Revenue for both periods grew significantly, with net sales for the fourth quarter totaling $11.8 million, which includes thalidomide sales of $8.5 million and represents a more than threefold increase over total net sales of $2.7 million for the year-ago quarter. Sequentially, net sales for the quarter increased 54 percent over the $7.7 million reported for the third quarter of 2003, while thalidomide sales increased 63 percent over the $5.2 million generated in the third quarter of 2003. For the full year 2003, net sales totaled $25.5 million, including thalidomide sales of $15.6 million, which represents a fourfold increase over total net sales of $4.7 million for 2002.
    "2003 was a very important and successful year for Pharmion," said Patrick
J. Mahaffy, Pharmion's president and chief executive officer. "In addition to the sales growth we experienced during the year, we achieved significant regulatory and financial milestones, including the Australia and New Zealand approvals for thalidomide for the treatment of multiple myeloma, the submission of our New Drug Application for Vidaza(TM) to the FDA and the completion of our initial public offering in November. With this progress, we are well-positioned to continue to execute on our strategies and advance our pipeline during 2004."
    Net sales growth for the fourth quarter and full year of 2003 was primarily driven by the initiation of named patient and compassionate use sales of thalidomide in the second quarter of 2003. Pharmion holds exclusive marketing and distribution rights from Celgene for thalidomide in markets outside of North America, Japan and certain other Asian countries. The Company currently sells thalidomide on a compassionate use and named patient basis in Europe and certain other rest-of-world markets while seeking regulatory approval for this drug for the treatment of relapsed/refractory multiple myeloma. During the fourth quarter, Pharmion gained marketing approvals in Australia and New Zealand for the use of thalidomide to treat relapsed/refractory multiple myeloma, which represent the first approvals in any country for thalidomide as a treatment for that indication.
    Pharmion's gross margin on net sales was 63.3 percent for the fourth quarter of 2003, compared to 67.7 percent for the fourth quarter of 2002. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion's products. For the full year 2003, the gross margin on net sales was 55.1 percent, compared to 66.7 percent for 2002. Cost of sales for 2003 included charges totaling $2.1 million for inventory write-downs and pricing adjustments relating to the Company's product Refludan, which reduced the 2003 gross margin by eight percentage points.
    For the fourth quarter ended December 31, 2003, Pharmion reported a net loss of $(12.9) million compared to a net loss of $(12.3) million incurred in the fourth quarter of 2002. For the full year 2003, Pharmion reported a net loss of $(50.1) million compared to a net loss of $(34.7) million incurred in 2002. On a GAAP basis, Pharmion reported a net loss per share attributable to common stockholders of $(1.05) for the fourth quarter of 2003, compared to $(19.09) for the year-ago quarter, and for the full year 2003, the net loss per share attributable to common stockholders was $(14.70) compared to $(57.58) for 2002.
    In connection with Pharmion's initial public offering, all of its outstanding shares of redeemable convertible preferred stock were converted into common stock on November 12, 2003. Had that conversion taken place on January 1, 2002, the pro forma net loss per share attributable to common stockholders would have been $(.60) for the fourth quarter of 2003 and $(.71) for the fourth quarter of 2002. The pro forma net loss per share attributable to common stockholders would have been $(2.66) for the full year of 2003 and $(2.47) for 2002.
    As of December 31, 2003, Pharmion had $88.5 million in cash and cash equivalents, compared to $62.6 million at December 31, 2002. The year over year increase reflects the $76.2 million in net proceeds received from the Company's initial public offering completed in November 2003 and $14 million in proceeds received from the issuance of convertible debt, partially offset by $47.7 million in cash used to fund operations and $16.6 million in cash used for the acquisition of Laphal Developpement and other investing activities.

    2003 Accomplishments
    Pharmion achieved important regulatory, commercial and financial milestones in 2003, including the following:

     * Completed its initial public offering in November, which raised net proceeds of $76.2 million for the Company.
     * Commenced compassionate use and named patient sales of thalidomide in Europe and certain other rest-of-world markets, which included the establishment of the Pharmion Risk Management Program (PRMP), modeled after the U.S. program (S.T.E.P.S.) that has been used successfully for more than five years to ensure the safest possible distribution and appropriate use of thalidomide.
     * Submitted a New Drug Application (NDA) on December 29 for Vidaza(TM) (azacitidine for injectable suspension) to the U.S. Food and Drug Administration for the treatment of Myelodysplastic Syndromes (MDS).
     * Initiated a confirmatory clinical trial comparing the effect of Vidaza to conventional care options on survival in patients with MDS, which will be one of the largest studies to date in this disease.
     * Launched Thalidomide Pharmion in Australia and New Zealand following marketing approval in those countries for the treatment of relapsed/refractory multiple myeloma.
     * Acquired Laphal Developpement, which significantly expanded the scope of the Company's efforts to obtain marketing approval and commercialize thalidomide in Europe and other rest-of-world markets.

    "Our achievements in 2003 demonstrate the strong capabilities of our commercial and regulatory organizations in both the U.S. and overseas," added Mahaffy. "We intend to build on these achievements in 2004 by making further commercial and regulatory progress with our existing products and by continuing to seek additional products to expand our pipeline."

    2004 Financial Outlook
    Pharmion anticipates net sales for 2004 to range between $51-56 million, a significant increase over 2003 total net sales of $25.5 million. This increase is primarily based on anticipated thalidomide named patient and compassionate use sales, which the Company expects will total between $38-43 million in 2004. Pharmion expects a 2004 net loss in the range of $(1.92) to $(2.07) per share.

    Pharmion will hold a conference call to discuss fourth quarter and full year 2003 results tomorrow, February 12, at 8:30 a.m. ET. The conference call will be simultaneously Web cast on the Company's Web site, and archived for future review.

    About Pharmion:
    Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the Company's website at www.pharmion.com .

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.



                             PHARMION CORPORATION
                        CONSOLIDATED FINANCIAL RESULTS
            (In thousands, except for share and per share amounts)
                                 (Unaudited)

                              Three months ended            Years ended
                                 December 31,              December 31,
     Consolidated Statement
      of Operations Data
                                   2003        2002       2003       2002

     Net sales                   $11,779      $2,699     $25,539     $4,735
     Operating expenses:
      Cost of sales,
       including royalties         4,322         873      11,462      1,575
      Clinical, development
       and regulatory              7,719       5,048      24,616     15,049
      Selling, general and
       administrative             10,630       9,313      36,109     23,437
      Product rights
       amortization                  712         184       1,972        375
     Total operating expenses     23,383      15,418      74,159     40,436
     Loss from operations        (11,604)    (12,719)    (48,620)   (35,701)
     Interest and other
      income (expense), net         (182)        488        (154)     1,109
     Loss before taxes           (11,786)    (12,231)    (48,774)   (34,592)
     Income tax expense            1,132          46       1,285        105
     Net Loss                    (12,918)    (12,277)    (50,059)   (34,697)
     Less accretion of
      redeemable convertible
      preferred stock to
      redemption value            (1,616)     (2,568)    (10,091)    (8,576)
     Net loss attributable
      to common
      stockholders              $(14,534)   $(14,845)   $(60,150)  $(43,273)

     Net loss attributable
      to common stockholders
      per common share, basic
      and diluted                 $(1.05)    $(19.09)    $(14.70)  $(57.58)

     Shares used in computing
      net loss attributable
      to common stockholders
      per common share, basic
      and diluted             13,826,125     777,748   4,093,067    751,525

     Pro forma net loss
      attributable to common
      stockholders per common
      share assuming
      conversion of preferred
      stock, basic and
      diluted                      $(0.60)     $(0.71)     $(2.66)   $(2.47)

     Shares used in computing
      pro forma net loss
      attributable to common
      stockholders per common
      share assuming
      conversion of preferred
      stock, basic and
      diluted                 21,601,126  17,288,629  18,791,015 14,072,707



                                               December 31,    December 31,
                                                   2003             2002
     Consolidated Balance Sheet Data
     Cash and cash equivalents                    $88,542          $62,604
     Total assets                                 145,473           80,847
     Total liabilities                             40,559            7,076
     Redeemable convertible preferred stock            --          135,987
     Total stockholder's equity (deficit)         104,914          (62,216)



SOURCE  Pharmion Corporation
    -0-                             02/11/2004
    /CONTACT: Anna Sussman or Breanna Burkart, Co-Directors, Investor Relations and Corporate Communications of Pharmion Corporation,
+1-720-564-9150/
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation; Laphal Developpement
ST:  Colorado
IN:  BIO HEA MTC
SU:  ERN CCA ERP